Exhibit 99.2

Hyperdynamics and SAPETRO receive Guinea Government assurance of its consent to the appraisal period

“Drilling well on paper” exercise successfully implemented

PR Newswire

HOUSTON, July 17, 2017

HOUSTON, July 17, 2017 /PRNewswire/ — Hyperdynamics Corporation (OTCQX: HDYN) (“the Company”) today announced that it has received a letter from the Government of Guinea confirming that a two-year appraisal period will be granted to the consortium of SCS Corporation Ltd. (“SCS”), a wholly owned subsidiary of HDYN, and South Atlantic Petroleum (“SAPETRO”) in the event of an oil discovery in the Fatala-1 well. The letter was signed by the Director of ONAP (Guinean equivalent of the Ministry of Oil) Diakaria Koulibaly in response to the official request sent by SCS Corporation Ltd., for the two-year appraisal period.

The letter has been issued following the bi-annual Management Meeting held in Conakry on July 12. It was followed by the “drilling well on paper” exercise held July 14-15 in Conakry by SCS Corporation with all the subcontractors and suppliers before the Fatala-1 well is to be spudded in the first few days of August.

The Director of ONAP expressed his satisfaction with the level of preparedness of Hyperdynamics, its project partner SAPETRO and of all the contractors.

“We are very pleased with the level of preparation for the drilling of Fatala-1 and with the performance of the contractors. All the elements are coming together nicely for the imminent spudding of the Fatala-1 well,” said Ray Leonard, Hyperdynamics’ President and Chief Executive Officer.

“Should the Fatala-1 well result in an oil discovery we will be ready to move to the Bamboo prospect and other targets during the appraisal period,” explained Mr. Leonard.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

About SAPETRO

SAPETRO is an African focused privately held oil & gas exploration, production and investments company with portfolio of high-quality assets in West and East Africa. To find more about SAPETRO, visit their website at www.sapetro.com

Forward Looking Statements

This News Release contains “forward-looking statements” within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “plan,” “project,” “anticipate,” “estimate,” “believe,” or “ think.” Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. We assume no duty to update or revise our forward-looking statements based on changes in plans or expectations or otherwise.

Contacts:

Ray Leonard
President and Chief Executive Officer
713-353-9445

Anne Pearson / Jack Lascar
Dennard-Lascar Associates
713-529-6600

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SOURCE Hyperdynamics

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